Exhibit 3.1

STATUTENWIJZIGING

Op tien november

tweeduizend twintig, verschijnt voor mij,

mr. dr. Paul Pieter de Vries, notaris te Amsterdam:

mevrouw mr. Emma Cecilia Mirjam Hobma, werkzaam bij het kantoor Houthoff in de vestiging te (1082 MA) Amsterdam, Gustav Mahlerplein 50, geboren te Leeuwarden op tweeëntwintig september negentienhonderd drieënnegentig.

OVERWEGINGEN

De comparant neemt in aanmerking:

A.	Laatste statuten

De statuten van Wright Medical Group N.V., een naamloze vennootschap, gevestigd te Amsterdam en kantoorhoudende te (1097 JB) Amsterdam, Prins Bernhardplein 200, ingeschreven in het handelsregister onder nummer 34250781 (de “Vennootschap”) zijn laatstelijk gewijzigd bij akte op vierentwintig april tweeduizend twintig verleden voor mr. dr. P.P. de Vries, voornoemd.

B.	Besluit tot statutenwijziging van de Vennootschap

Op vierentwintig april tweeduizend twintig heeft de algemene vergadering van de Vennootschap besloten om een wijziging in de statuten van de Vennootschap aan te brengen.

C.	Machtiging

De algemene vergadering van de Vennootschap heeft bovendien besloten om de comparant te machtigen deze akte van statutenwijziging te doen verlijden.

D.	Notulen

Van voormelde besluiten blijkt uit een—aan deze akte te hechten – uittreksel van de notulen van de algemene vergadering van de Vennootschap.

STATUTENWIJZIGING

De comparant verklaart ter uitvoering van voormelde besluiten de volgend wijziging in de statuten van de Vennootschap aan te brengen:

Artikel 24 lid 1 komt te luiden als volgt:

1.

Onverminderd het bepaalde in artikel 2:334ff lid 1 Burgerlijk Wetboek, kan de algemene vergadering op voorstel van de raad van bestuur besluiten tot wijziging van de statuten, tot juridische fusie, tot splitsing en tot ontbinding van de vennootschap.

Voor een besluit van de algemene vergadering tot juridische fusie of tot splitsing is een meerderheid van ten minste tweederden van de uitgebrachte stemmen in vereist indien in de vergadering minder dan de helft van het geplaatste kapitaal is vertegenwoordigd.

SLOT

De bij deze akte betrokken comparant is mij, notaris, bekend.

WAARVAN AKTE

wordt verleden te Amsterdam op de datum als in het hoofd van deze akte is vermeld. Na zakelijke opgave van de inhoud van deze akte en het geven van een toelichting daarop aan de comparant, heeft deze verklaard van de inhoud van deze akte te hebben kennisgenomen en met beperkte voorlezing in te stemmen.

Na beperkte voorlezing overeenkomstig de wet is deze akte door de comparant en door mij, notaris, ondertekend.

(Volgt ondertekening.)

VOOR AFSCHRIFT:

/s/ Paul Pieter de Vries

THE UNDERSIGNED:

Paul Pieter de Vries, civil-law notary in Amsterdam, declares that the attached document is an informal English translation of the deed of amendment of the Articles of Association of Wright Medical Group N.V., registered in Amsterdam, executed on 10 November 2020.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably differences may occur in translation, and if so the Dutch text shall be legally binding.

Signed in Amsterdam

On 10 November 2020

/s/ Paul Pieter de Vries

AMENDMENT OF THE ARTICLES OF ASSOCIATION

On the tenth day of November

two thousand and twenty, appearing before me,

Paul Pieter de Vries, civil-law notary in Amsterdam, is:

Emma Cecilia Mirjam Hobma, employed at the offices of Houthoff, Amsterdam with address (1082 MA) Amsterdam, Gustav Mahlerplein 50, born in Leeuwarden on the twenty-second day of September nineteen hundred and ninety-three.

RECITALS

The person who appears before me, hereby declares:

A.	Latest amendment to the articles of association

The latest amendment to the articles of association of Wright Medical Group N.V., a company with limited liability (naamloze vennootschap), with its corporate seat in Amsterdam and its place of business at (1097 JB) Amsterdam, Prins Bernhardplein 200, registered with the trade register under number 34250781 (the “Company”), has been executed on the twenty-fourth day of April two thousand and twenty before P.P. de Vries, aforementioned.

B.	Resolution to amend the articles of association

On the twenty-fourth day of April two thousand and twenty, the general meeting of the Company has resolved to amend the articles of association.

C.	Authorization

Furthermore, it was resolved to authorize the person appearing to sign the deed of amendment of the articles of association.

D.	Minutes

Evidence of said resolutions is by means of an extract of the minutes of the general meeting of the Company to be annexed to this deed.

AMENDMENT OF THE ARTICLES OF ASSOCIATION

In order to carry out said resolutions the person appearing declares to amend the articles of association of the Company as follows:

Article 24 paragraph 1 will read as follows:

1.

Without prejudice to the provisions of article 2:334ff paragraph 1 Dutch Civil Code, on proposal of the board of directors, the general meeting may resolve to amend the company’s articles, to conclude a legal merger (juridische fusie) or a demerger (splitsing), or to dissolve the company.

A resolution of the general meeting to conclude a legal merger (juridische fusie) or a demerger (splitsing) requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the meeting.

CONCLUSION

The person appearing in connection with this deed is known to me, civil-law notary.

THIS DEED

is executed in Amsterdam on the date stated at the head of the deed.

The substance of this deed and an explanation of the deed have been communicated to the person appearing, who has expressly taken note of its contents and has agreed to its limited reading.

After a limited reading in accordance with the law, this deed was signed by the person appearing and by me, civil-law notary.

Doorlopende tekst van de statuten van

Wright Medical Group N.V., gevestigd te Amsterdam,

per 10 november 2020.

Begripsbepalingen

Artikel 1.

In de statuten wordt verstaan onder:

a.	algemene vergadering: het orgaan dat gevormd wordt door aandeelhouders en andere stemgerechtigden, alsmede de bijeenkomst van aandeelhouders en andere personen met vergaderrechten;

b.	dochtermaatschappij: heeft de betekenis zoals bepaald in artikel 2:24a Burgerlijk Wetboek;

c.	groep: heeft de betekenis zoals bepaald in artikel 2:24b Burgerlijk Wetboek;

d.	groepsmaatschappij: een rechtspersoon of vennootschap die met de vennootschap in een groep is verbonden;

e.	afhankelijke maatschappij: heeft de betekenis zoals bepaald in artikel 2:152 Burgerlijk Wetboek;

f.	stemgerechtigden: stemgerechtigde aandeelhouders alsmede stemgerechtigde vruchtgebruikers van aandelen en stemgerechtigde pandhouders;

g.	vergadergerechtigden: stemgerechtigden alsmede aandeelhouders zonder stemrechten;

h.

schriftelijk: met betrekking tot hetgeen bepaald in deze statuten is aan de schriftelijke vereiste ook voldaan wanneer de mededeling, aankondiging, verklaring, erkenning, besluitvorming, volmacht, stem of verzoek elektronisch is vastgelegd.

Naam en zetel

Artikel 2.

1.	De naam van de vennootschap luidt: Wright Medical Group N.V.

2.	De vennootschap heeft haar zetel te Amsterdam.

3.	De vennootschap mag filialen en nevenvestigingen hebben in andere rechtsgebieden.

Doel

Artikel 3.

Het doel van de vennootschap is:

•

het kopen, verkopen en verhandelen en distribueren van medische goederen in het algemeen en implantaten en protheses in het bijzonder, het op de markt brengen van deze goederen en het verlenen van verschillende soorten diensten op dit gebied;

•	het deelnemen in, het financieren van, het samenwerken met, het besturen van vennootschappen en andere ondernemingen en het verlenen van adviezen en andere diensten;

•	het verkrijgen, exploiteren en vervreemden van industriële en intellectuele eigendomsrechten, alsmede van registergoederen;

•	het beleggen van vermogen;

•

het lenen, aantrekken en inzamelen van gelden, inclusief uitgifte van obligaties, schuldbekentenissen of andere waardepapieren of schuldbewijzen, alsmede het aangaan van overeenkomsten in verband met deze activiteiten;

•

het verstrekken van zekerheden voor schulden van rechtspersonen of andere vennootschappen die met haar in een groep verbonden zijn of voor schulden van derden, inclusief het uitgeven van garanties en (zakelijke) verpandingen;

•	het verrichten van al hetgeen met het vorenstaande verband houdt of daartoe bevorderlijk kan zijn,

alles in de ruimste zin van het woord.

Kapitaal en aandelen

Artikel 4.

1.

Het maatschappelijk kapitaal van de vennootschap bedraagt negen miljoen zeshonderdduizend euro (EUR 9.600.000,—) en is verdeeld in driehonderd twintig miljoen (320.000.000) aandelen, elk met een nominale waarde van drie cent (EUR 0,03).

2.	Alle aandelen luiden op naam.

De aandelen worden genummerd op zodanige wijze dat zij te allen tijde van elkaar te onderscheiden zijn.

3.	De vennootschap kan geen medewerking verlenen aan de uitgifte van certificaten van aandelen in haar kapitaal.

Uitgifte van aandelen

Artikel 5.

1.

Uitgifte van aandelen vindt plaats krachtens een besluit van de algemene vergadering, of krachtens een besluit van de raad van bestuur indien daartoe aangewezen door de algemene vergadering voor een bepaalde duur van ten hoogste vijf jaren.

Bij de aanwijzing moet zijn bepaald hoeveel aandelen en welke klasse door de raad van bestuur mogen worden uitgegeven.

De aanwijzing kan op ieder moment voor niet langer dan vijf jaren worden verlengd. Tenzij bij de aanwijzing anders is bepaald, kan zij niet worden ingetrokken.

Het besluit tot uitgifte van aandelen bevat de prijs en eventueel verdere voorwaarden van de uitgifte.

2.

Binnen acht dagen na een besluit van de algemene vergadering tot uitgifte van aandelen of tot aanwijzing van de raad van bestuur tot uitgifte van aandelen, als hiervoor bedoeld, legt de raad van bestuur een volledige tekst van het betrokken besluit neer ten kantore van het handelsregister.

De raad van bestuur doet binnen acht dagen na afloop van elk kalenderkwartaal opgave ten kantore van het handelsregister van elke uitgifte van aandelen in het afgelopen kalenderkwartaal met vermelding van het aantal.

3.	De koers van uitgifte mag niet beneden pari zijn, onverminderd het bepaalde in artikel 2:80 lid 2 Burgerlijk Wetboek.

4.	Aandelen worden uitgegeven tegen betaling van ten minste de nominale waarde.

Bij het nemen van een aandeel moet daarop het nominale bedrag, alsmede indien het aandeel voor een hoger bedrag wordt genomen het verschil tussen die bedragen, worden gestort.

5.	Storting moet in geld geschieden voor zover niet een andere inbreng met in inachtneming van het bepaalde in artikel 2:80b Burgerlijk Wetboek is overeengekomen.

Storting in vreemd geld kan slechts geschieden met toestemming van de vennootschap en overigens met inachtneming van het bepaalde in artikel 2:80a lid 3 Burgerlijk Wetboek.

6.	De raad van bestuur is bevoegd zonder voorafgaande goedkeuring van de algemene vergadering tot het verrichten van rechtshandelingen als bedoeld in artikel 2:94 lid 1 Burgerlijk Wetboek.

Voorkeursrecht

Artikel 6.

1.

Onverminderd de van toepassing zijnde wettelijke bepalingen, heeft bij uitgifte van gewone aandelen iedere houder van gewone aandelen ten aanzien van de uitgifte van gewone aandelen een voorkeursrecht naar evenredigheid van het totale nominaal bedrag van zijn gewone aandelen.

2.	Een aandeelhouder heeft geen voorkeursrecht met betrekking tot aandelen die:

•	worden uitgegeven tegen inbreng anders dan in geld;

•	worden uitgegeven aan werknemers van de vennootschap of van een groepsmaatschappij; en

•	worden uitgegeven aan iemand die een voordien reeds verkregen recht tot het nemen van die aandelen uitoefent.

3.

De raad van bestuur kondigt de uitgifte met voorkeursrecht en het tijdvak waarin dat kan worden uitgeoefend aan in de Staatscourant en in een landelijk verspreid dagblad en op elk andere wijze die vereist kan zijn voor naleving van de toepasselijke regelgeving van een effectenbeurs, tenzij de aankondiging aan alle aandeelhouders schriftelijk geschiedt aan het door hen opgegeven adres.

4.	Het voorkeursrecht kan worden uitgeoefend gedurende ten minste twee weken na de dag van aankondiging in de Staatscourant of na de verzending van de aankondiging aan de aandeelhouders.

5.

Het voorkeursrecht kan worden beperkt of uitgesloten bij besluit van de algemene vergadering of van de raad van bestuur indien daartoe door de algemene vergadering voor een periode van maximaal vijf jaar is aangewezen en tevens bevoegd is gedurende die periode tot uitgifte van aandelen.

Tenzij anders bepaald bij de aanwijzing, kan het recht van de raad van bestuur om het voorkeursrecht te beperken of uit te sluiten niet worden ingetrokken.

Deze aanwijzing kan telkens tijdens elke algemene vergadering voor een periode van niet langer dan vijf jaren worden verlengd.

Tenzij de raad van bestuur is aangewezen tot het beperken of uitsluiten van het voorkeursrecht, wordt een besluit tot het beperken of uitsluiten van het voorkeursrecht genomen op voorstel van de raad van bestuur.

In het voorstel hieromtrent zullen de redenen voor het voorstel schriftelijk worden toegelicht.

6.

Voor een besluit van de algemene vergadering tot beperking of uitsluiting van het voorkeursrecht of tot aanwijzing van de raad van bestuur zoals bedoeld in lid 5, is een meerderheid van ten minste twee derden van de uitgebrachte stemmen vereist indien in de vergadering minder dan de helft van het geplaatste kapitaal is vertegenwoordigd.

De raad van bestuur legt binnen acht dagen nadat het besluit is genomen een volledige tekst daarvan neer ten kantore van het handelsregister.

7.

Het hiervoor bepaalde is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op de uitgifte van aandelen aan iemand die een reeds voordien verkregen recht tot het nemen van aandelen uitoefent.

Eigen aandelen, pandrecht op eigen aandelen

Artikel 7.

1.	De vennootschap kan bij uitgifte van aandelen geen eigen aandelen nemen.

2.	Verkrijging door de vennootschap van niet volgestorte aandelen in haar kapitaal is nietig.

3.	Ingevolge het bepaalde in artikel 2:98 Burgerlijk Wetboek mag de vennootschap volgestorte aandelen in haar eigen kapitaal verkrijgen indien:

a.

het eigen vermogen, verminderd met de verkrijgingsprijs, niet kleiner is dan het gestorte en opgevraagde deel van het kapitaal, vermeerderd met de reserves die krachtens de wet moeten worden aangehouden;

b.

het nominale bedrag van de te verkrijgen aandelen in haar kapitaal, die de vennootschap houdt of in pand houdt, of die worden gehouden door een dochtermaatschappij, niet meer beloopt dan de helft van het geplaatste kapitaal; en

c.	de algemene vergadering de raad van bestuur daartoe heeft gemachtigd.

Deze machtiging geldt voor ten hoogste achttien maanden.

De algemene vergadering zal in de machtiging bepalen hoeveel aandelen mogen worden verkregen, hoe zij mogen worden verkregen en tussen welke grenzen de prijs moet liggen.

De machtiging is niet vereist voor aankoop van aandelen op een effectenbeurs met als doel om deze over te dragen aan werknemers van de vennootschap of een groepsmaatschappij, conform een regeling die van toepassing is op deze werknemers.

4.

Voor de toepassing van het bepaalde in lid 3 onder a. is bepalend de grootte van het eigen vermogen volgens de laatst vastgestelde balans, verminderd met de verkrijgingsprijs voor aandelen in het kapitaal van de vennootschap, het bedrag van leningen als bedoeld in artikel 2:98c lid 2 Burgerlijk Wetboek en uitkeringen uit winst of reserves aan anderen, die de vennootschap en haar dochtermaatschappijen na de balansdatum verschuldigd werden.

Is een boekjaar meer dan zes maanden verstreken zonder dat de jaarrekening is vastgesteld, dan is een verkrijging ingevolge lid 3 niet toegestaan.

5.	De vennootschap kan slechts eigen aandelen in pand nemen met inachtneming van de wettelijke bepalingen.

6.	De vennootschap kan aan aandelen in haar eigen kapitaal geen recht op enige uitkering ontlenen.

Bij de berekening van de winstverdeling worden de aandelen genoemd in het vorige lid niet meegerekend, tenzij op zodanige aandelen een vruchtgebruik of pandrecht, en indien aan de pandhouder op grond daarvan de uitkering op de aandelen toekomt, ten behoeve van een andere dan de vennootschap rust.

7.	Tijdens de algemene vergadering kan geen stem worden uitgebracht voor aandelen die de vennootschap zelf of een dochtermaatschappij houdt.

Vruchtgebruikers van aandelen die aan de vennootschap of een dochtermaatschappij toebehoren, zijn evenwel niet van hun stemrecht uitgesloten, indien het vruchtgebruik was gevestigd voordat het aandeel aan de vennootschap of een dochtermaatschappij toebehoorde.

De vennootschap of een dochtermaatschappij kan geen stem uitbrengen voor een aandeel waarop zij een recht van vruchtgebruik heeft.

Bij de vaststelling in hoeverre de aandeelhouders stemmen, aanwezig of worden vertegenwoordigd zijn, of in hoeverre het aandelenkapitaal verschaft wordt of vertegenwoordigd is, wordt geen rekening gehouden met aandelen waarvan door de wet wordt bepaald dat daarvoor geen stem kan worden uitgebracht.

8.	Een dochtermaatschappij mag voor eigen rekening geen aandelen nemen of doen nemen in het kapitaal van de vennootschap.

9.	De voorgaande leden zijn niet van toepassing op aandelen die de vennootschap verwerft

•	om niet; of

•	bij verkrijging onder algemene titel.

10.	Onder het begrip ‘aandelen’ in dit artikel zijn certificaten daarvan inbegrepen.

Artikel 8.

1.

De vennootschap mag niet, met het oog op het nemen of verkrijgen door anderen van aandelen in haar kapitaal, zekerheid stellen, een koersgarantie geven, zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden.

Dit verbod geldt ook voor haar dochtermaatschappijen.

2.

De vennootschap en haar dochtermaatschappijen mogen niet, met het oog op het nemen of verkrijgen door anderen van aandelen in haar kapitaal, leningen verstrekken, tenzij het bestuur daartoe besluit en er is voldaan aan de voorwaarden zoals vermeld in artikel 2:98c Burgerlijk Wetboek.

3.	Het bepaalde in leden 1 en 2 geldt niet indien aandelen of certificaten van aandelen worden genomen of verkregen door of voor werknemers in dienst van de vennootschap of van een groepsmaatschappij.

Kapitaalvermindering

Artikel 9.

1.

De algemene vergadering kan uitsluitend op voorstel van de raad van bestuur en met inachtneming van het bepaalde in artikel 2:99 Burgerlijk Wetboek, besluiten tot vermindering van het kapitaal door intrekking van aandelen of door het nominale bedrag van aandelen bij statutenwijziging te verminderen.

In dit besluit moeten de aandelen waarop het besluit betrekking heeft, worden verwezen en de uitvoering van het besluit zijn geregeld.

Een besluit tot intrekking van aandelen kan slechts betrekking hebben op:

•	aandelen of certificaten van aandelen gehouden door de vennootschap;

•	alle aandelen van een bepaalde klasse met goedkeuring van de houders van die klasse;

•	alle aandelen van een bepaalde klasse met terugbetaling.

Een besluit tot vermindering van het kapitaal vereist de voorafgaande of gelijktijdige goedkeuring van de vergadering van aandeelhouders van dezelfde klasse wiens rechten worden aangetast.

Vermindering van het kapitaal door vermindering van het nominale bedrag van aandelen zonder aflossing en zonder ontheffing van de verplichting tot storting moet naar evenredigheid op alle aandelen geschieden.

2.	Een gedeeltelijke terugbetaling of ontheffing moet naar evenredigheid op alle betrokken aandelen geschieden.

Van dit vereiste mag worden afgeweken met instemming van alle betrokken aandeelhouders.

3.

Voor een besluit tot kapitaalvermindering is een meerderheid van de uitgebrachte stemmen vereist, indien ten minste de helft van het geplaatste kapitaal in de vergadering is vertegenwoordigd, of van ten minste twee derden van de uitgebrachte stemmen vereist, indien minder dan de helft van het geplaatste kapitaal in de vergadering is vertegenwoordigd.

De oproeping tot een vergadering waarin een in dit artikel bedoeld besluit wordt genomen, vermeldt het doel van de kapitaalvermindering en de wijze van uitvoering.

Aandeelhoudersregister

Artikel 10.

1.

De raad van bestuur houdt een register waarin de namen en adressen van alle aandeelhouders zijn opgenomen met vermelding van de datum van verkrijging, de datum van de erkenning of betekening, alsmede van het op ieder aandeel gestorte bedrag.

Indien een aandeelhouder tevens een elektronisch adres aan de vennootschap bekend heeft gemaakt ten einde dit elektronische adres in het register op te nemen, wordt dit elektronische adres mede geacht bekend te zijn gemaakt met als doel het ontvangen van alle kennisgevingen, aankondigingen en mededelingen alsmede oproepingen voor een algemene vergadering langs elektronische weg.

2.

In het register worden tevens opgenomen de namen en adressen van hen die een recht van vruchtgebruik of pandrecht op aandelen hebben, met vermelding van de datum waarop zij het recht hebben verkregen, de datum van de erkenning of betekening, alsmede of hun het aan de aandelen verbonden stemrecht en/of de rechten die door de wet zijn toegekend aan houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen toekomen.

3.	Iedere aandeelhouder, vruchtgebruiker of pandhouder is verplicht ervoor zorg te dragen dat zijn adres bij de vennootschap bekend is.

4.

Indien een aandeelhouder, vruchtgebruiker of pandhouder tevens een elektronisch adres aan de vennootschap bekend heeft gemaakt ten einde dit elektronische adres, tezamen met de overige in leden 1 tot en met 3 genoemde gegevens, in het register op te nemen, wordt dit elektronische adres mede geacht bekend te zijn gemaakt met als doel het ontvangen van alle kennisgevingen, aankondigingen en mededelingen alsmede oproepingen voor een algemene vergadering langs elektronische weg.

Het in de voorgaande zin ten aanzien van de oproepingen voor een algemene vergadering bepaalde is voor de vruchtgebruiker of pandhouder slechts van toepassing voor zover aan deze vruchtgebruiker of pandhouder vergaderrechten toekomen.

5.	De raad van bestuur is bevoegd een deel van het aandeelhoudersregister buiten Nederland te houden.

De raad van bestuur is bevoegd een agent aan te wijzen om het register te houden voor de doeleinden van dit artikel.

Het register wordt regelmatig bijgehouden.

De raad van bestuur bepaalt de vorm en inhoud van het register met inachtneming van het bepaalde in leden 1 tot en met 4.

6.

De raad van bestuur verstrekt desgevraagd aan een aandeelhouder, een vruchtgebruiker en een pandhouder kosteloos een niet verhandelbaar uittreksel uit het register met betrekking tot zijn recht op een aandeel.

7.

De raad van bestuur is bevoegd om officiële instanties te voorzien van informatie en gegevens uit het aandeelhoudersregister, voor zover dit wordt verlangd ter naleving van toepasselijke buitenlandse wetgeving of regels van de effectenbeurs waaraan de aandelen van de vennootschap zijn genoteerd.

Levering van aandelen, vruchtgebruik, pandrecht

Artikel 11.

1.

Voor de levering van een aandeel of overdracht van een beperkt recht daarop, is vereist een daartoe bestemde akte en, tenzij de vennootschap een partij is bij de rechtshandeling, schriftelijke erkenning van de overdracht door de vennootschap.

De erkenning geschiedt in de akte, of door een gedagtekende verklaring, houdende erkenning op de akte of op een notarieel of door de vervreemder gewaarmerkt afschrift of uittreksel daarvan.

Betekening aan de vennootschap door de akte van overdracht of kopie of uittreksel daarvan, wordt geacht gelijk te zijn aan erkenning.

2.	Het bepaalde in lid 1 is van overeenkomstige toepassing op de vestiging en afstand van een vruchtgebruik of pandrecht.

Een pandrecht kan ook worden gevestigd zonder erkenning door of betekening aan de vennootschap.

Alsdan is artikel 3:239 Burgerlijk Wetboek van overeenkomstige toepassing, waarbij erkenning door of betekening aan de vennootschap in de plaats treedt van de in lid 3 van dat artikel bedoelde mededeling door een aandeelhouder.

3.	De aandeelhouder heeft het stemrecht op de aandelen waarop een vruchtgebruik of pandrecht is gevestigd.

De vruchtgebruiker en de pandhouder hebben niet de rechten die door de wet zijn toegekend aan houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen.

Raad van bestuur

Artikel 12.

1.

De vennootschap wordt bestuurd door een raad van bestuur, bestaande uit drie of meer leden, waarvan één of meer leden verantwoordelijk zijn voor de dagelijkse gang van zaken van de vennootschap (de ‘uitvoerende bestuurders’) en twee of meer leden deze verantwoordelijkheid niet hebben (de ‘niet-uitvoerende bestuurders’).

2.	De raad van bestuur bepaalt het aantal bestuurders, mits te allen tijde de raad van bestuur bestaat uit ten minste één uitvoerend bestuurder en twee niet-uitvoerende bestuurders.

3.	De algemene vergadering benoemt bestuursleden overeenkomstig de bindende voordracht van de raad van bestuur conform het bepaalde in artikel 2:133 Burgerlijk Wetboek.

De algemene vergadering kan het bindend karakter aan de voordracht ontnemen bij een besluit genomen met een tweederde meerderheid van de uitgebrachte stemmen, die meer dan de helft van het geplaatste kapitaal vertegenwoordigen.

Wordt het bindend karakter aan de bindende voordracht ontnomen, overeenkomstig het bepaalde in dit artikellid, dan zal een nieuwe vergadering worden bijeengeroepen, waarin een besluit tot benoeming van een bestuurder wordt genomen met een tweederde meerderheid van de uitgebrachte stemmen, die meer dan de helft van het geplaatste kapitaal vertegenwoordigen.

4.

Tijdens een algemene vergadering kan bij de benoeming van een bestuurder uitsluitend worden gestemd over kandidaten van wie de naam daartoe in de agenda van de vergadering, of een toelichting daarbij, is vermeld.

5.	Bestuursleden kunnen te allen tijde door de algemene vergadering worden geschorst of ontslagen.

Tot een schorsing of ontslag kan de algemene vergadering alleen besluiten met een volstrekte meerderheid van de uitgebrachte stemmen.

Tot een schorsing of ontslag anders dan op voorstel van de raad van bestuur kan de algemene vergadering alleen besluiten met een tweederde meerderheid van de uitgebrachte stemmen die meer dan de helft van het geplaatste kapitaal van de vennootschap vertegenwoordigen.

6.	Met betrekking tot het besluit van de algemene vergadering, zoals bepaald in leden 3 en 5, is het bepaalde in artikel 2:120 lid 3 Burgerlijk Wetboek niet van toepassing.

7.	Ieder bestuurslid wordt benoemd voor een periode van maximaal vier jaren.

Behalve indien een bestuurslid eerder aftreedt, loopt zijn benoemingstermijn af op de dag van de algemene vergadering welke gehouden wordt in het vierde jaar na het jaar van zijn (her)benoeming.

Herbenoeming van een bestuurslid kan plaatsvinden met inachtneming van het in de vorige zin bepaalde.

8.	De vennootschap heeft een beleid op het terrein van bezoldiging van de raad van bestuur (het ‘bezoldigingsbeleid’).

Het beleid wordt vastgesteld door de algemene vergadering.

In het bezoldigingsbeleid komen ten minste de in artikel 2:383c tot en met e Burgerlijk Wetboek omschreven onderwerpen aan de orde, voor zover deze de raad van bestuur betreffen.

9.

Met inachtneming van het bezoldigingsbeleid kan de raad van bestuur een beloning toekennen aan de bestuursleden met betrekking tot hun taken, mits niets daarin wordt opgenomen dat een bestuurslid uitsluit van het dienen van de vennootschap, een dochtermaatschappij of gelieerde vennootschap in welke andere capaciteit, waarvoor compensatie wordt verkregen.

10.	Ter aanzien van regelingen in de vorm van aandelen of rechten tot het nemen van aandelen legt de raad van bestuur een voorstel ter goedkeuring voor aan de algemene vergadering.

In het voorstel moet ten minste zijn bepaald hoeveel aandelen of rechten tot het nemen van aandelen aan de leden mogen worden toegekend en welke criteria gelden voor toekenning of wijziging.

Het ontbreken van de goedkeuring van de algemene vergadering tast de vertegenwoordigingsbevoegdheid van de raad van bestuur of haar leden niet aan.

Artikel 13.

1.	De raad van bestuur benoemt één van haar leden tot voorzitter en heeft de bevoegdheid om één van haar leden te benoemen tot chief executive officer.

De raad van bestuur benoemt tevens een secretaris.

De secretaris ondersteunt de raad van bestuur.

2.	De raad van bestuur kan een reglement vastleggen omtrent interne zaken.

In het reglement kan de interne taakverdeling van de bestuursleden worden vastgelegd.

Het reglement bevat bepalingen omtrent de wijze van bijeenroeping en houden van zijn vergaderingen.

3.

De raad van bestuur is bevoegd één of meerdere bestuursleden en/of functionarissen van de vennootschap de bevoegdheid te verschaffen om de vennootschap te vertegenwoordigen, zelfstandig of gezamenlijk, die daarbij het recht krijgen de vennootschap te vertegenwoordigen voor die handelingen of groepen van handelingen als bepaald door de raad van bestuur, en zal het handelsregister hiervan op de hoogte stellen.

4.	De raad van bestuur besluit bij volstrekte meerderheid van de uitgebrachte stemmen door alle in functie zijnde bestuursleden die aanwezig zijn of worden vertegenwoordigd tijdens de vergadering.

5.	Iedere bestuurslid kan zich in de bestuursvergaderingen uitsluitend door een medebestuurder doen vertegenwoordigen, mits schriftelijk bevestigd.

De schriftelijke uiting omvat ieder schriftelijk ontvangen bericht verzonden via hedendaagse communicatiemiddelen.

6.	Besluiten worden genomen bij meerderheid van de uitgebrachte stemmen door alle bestuursleden die aanwezig zijn of worden vertegenwoordigd tijdens de vergadering. Iedere bestuurder brengt één stem uit.

7.

Een bestuurder neemt niet deel aan de beraadslaging en besluitvorming binnen het bestuur als het daarbij gaat om een onderwerp waarbij hij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de vennootschap en de met haar verbonden onderneming.

Het besluit wordt in dat geval genomen door de overige bestuurders.

Indien alle bestuurders een tegenstrijdig belang hebben als hiervoor bedoeld, dan wordt het besluit genomen door de niet-uitvoerende bestuurder.

8.

De raad van bestuur kan ook buiten vergadering besluiten nemen, mits alle bestuurders zich schriftelijk hebben uitgesproken, tenzij één of meerdere bestuursleden bezwaar maken tegen deze wijze van besluitvorming.

Een besluit zal in dit geval worden genomen indien de meerderheid van de bestuursleden zich ten gunste van het desbetreffende voorstel uitspreken.

Het bepaalde in de tweede zin van lid 6 is mutatis mutandis van toepassing.

9.

Onverminderd het hiervoor bepaalde zijn aan de goedkeuring van de algemene vergadering onderworpen de besluiten van de raad van bestuur omtrent een belangrijke verandering van de identiteit of het karakter van de vennootschap of de onderneming, waaronder in ieder geval:

a.	overdracht van de onderneming of vrijwel de gehele onderneming aan een derde;

b.

het aangaan of verbreken van de duurzame samenwerking van de vennootschap of een dochtermaatschappij met en andere rechtspersoon of vennootschap dan wel als volledig aansprakelijke vennote in een commanditaire vennootschap of vennootschap onder firma, indien deze samenwerking of verbreking van ingrijpende betekenis is voor de vennootschap;

c.

het nemen of afstoten van een deelneming in het kapitaal van een vennootschap ter waarde van ten minste een derde van het bedrag van de activa volgens de balans met toelichting of, indien de vennootschap een geconsolideerde balans opstelt, volgens de geconsolideerde balans met toelichting volgens de laatst vastgestelde jaarrekening van de vennootschap, door haar of een dochtermaatschappij.

10.	Het ontbreken van de goedkeuring zoals bedoeld in lid 9 tast de vertegenwoordigingsbevoegdheid van de directie of haar leden niet aan.

Commissies

Artikel 14.

1.	De raad van bestuur zal uit haar niet-uitvoerende directeuren een ‘audit committee’, een ‘nominating & corporate governance committee’ en een ‘compensation committee’ instellen.

2.	De raad van bestuur kan zodanige andere commissies instellen als zij zal besluiten, bestaande uit bestuursleden en functionarissen van de vennootschap en/of groepsvennootschappen.

3.	De raad van bestuur zal een reglement opstellen waarin de interne aangelegenheden van de voornoemde commissies worden geregeld.

Artikel 15.

Ingeval van belet of ontstentenis van één of meer leden van de raad van bestuur, berust het bestuur van de vennootschap bij de overblijvende leden van de raad van bestuur, dan wel de enig overgebleven lid van de raad van bestuur.

Ingeval van belet of ontstentenis van alle leden van de raad van bestuur, of van het enige lid van de raad van bestuur, berust het bestuur van de vennootschap tijdelijk bij een door de algemene vergadering daartoe aangewezen persoon.

Vertegenwoordiging

Artikel 16.

De vennootschap wordt vertegenwoordigd door het bestuur. De bevoegdheid tot vertegenwoordiging komt mede toe aan iedere uitvoerende bestuurder

Vrijwaring leden raad van bestuur en functionarissen

Artikel 17.

1.

De vennootschap stelt iedere persoon die lid is van de raad van bestuur of een functionaris (ieder een ‘Gevrijwaarde’) en als partij in hoedanigheid van lid van de raad van bestuur of functionaris betrokken was of is, of als partij betrokken dreigt te worden bij een op handen zijnde, aanhangige of beëindigde actie of procedure van civielrechtelijke, strafrechtelijke of administratiefrechtelijke of andere aard, dan wel een actie of procedure ter verkrijging van gegevens (anders dan een actie of procedure ingesteld door of namens de vennootschap), schadeloos, voor alle aansprakelijkheden inclusief alle kosten (advocatenhonoraria inbegrepen), uitspraken, boetes, bij schikking betaalde bedragen en ander financieel nadeel, die hij in werkelijkheid en redelijkerwijze heeft moeten dragen in verband met een dergelijke actie of procedure, indien hij te goeder trouw en op een wijze die hij redelijkerwijs beschouwde in het belang van en niet in strijd met het belang van de vennootschap te zijn, heeft gehandeld.

Het beëindigen van een actie of procedure door een uitspraak, bevel, schikking, veroordeling of het niet voeren van verweer of iets dat daarmee gelijk staat, brengt op zichzelf niet het vermoeden met zich dat de desbetreffende persoon niet te goeder trouw, en niet op een wijze die hij redelijkerwijs kon beschouwen in het belang van of niet tegen het belang van de vennootschap, heeft gehandeld.

De Gevrijwaarde is verplicht de vennootschap zo spoedig als praktisch mogelijk is in kennis te stellen van enige aanspraak of enige omstandigheid die tot een aanspraak kan leiden.

2.	Er zal geen schadeloosstelling op grond van het in lid 1 van dit artikel bepaalde plaatsvinden met betrekking tot een vordering, geschil of zaak:

•

ten aanzien waarvan de betrokkene volgens een uitspraak van een Nederlandse rechter waartegen geen hoger beroep openstaat aansprakelijk is wegens grove nalatigheid of opzettelijk tekortschieten in het uitoefenen van zijn taak jegens de vennootschap, tenzij en slechts voor zover de rechter waarvoor deze actie of procedure heeft gediend of een andere daartoe bevoegde Nederlandse rechter op verzoek beslist dat, ondanks het feit dat de persoon aansprakelijk bevonden is, hij toch, alle omstandigheden van het geval in aanmerking genomen, billijker- en redelijkerwijs recht heeft op een schadeloosstelling die de rechter, waarvoor de actie of de procedure gediend heeft, of die andere bevoegde rechter, juist acht; of

•

ten aanzien waarvan de kosten respectievelijk het vermogensverlies van de betrokkene is/zijn gedekt door een verzekering en de verzekeraar de kosten heeft vergoed respectievelijk het vermogensverlies heeft uitbetaald.

3.

Kosten (advocatenhonoraria daaronder begrepen) gemaakt voor het voeren van verweer in een civielrechtelijke of strafrechtelijke actie of procedure zullen door de vennootschap worden voorgeschoten in afwachting van de einduitspraak in de actie of procedure na ontvangst van een toezegging door of namens de Gevrijwaarde persoon, om dit bedrag terug te betalen, indien uiteindelijk vastgesteld wordt dat hij niet het recht heeft door de vennootschap schadeloos gesteld te worden zoals in dit artikel bepaald.

4.

De schadeloosstelling voorzien in dit artikel wordt niet geacht enig ander recht uit te sluiten van degene die schadeloosstelling of vooruitbetaling tracht te verkrijgen zou kunnen toekomen krachtens Nederlands recht zoals dit op enig moment zal luiden, de statuten, overeenkomst, besluit van de algemene vergadering of leden van de raad van bestuur of functionarissen, die geen belanghebbende zijn of anderszins, zowel met betrekking tot handelingen in zodanige hoedanigheid als met betrekking tot handelingen in een andere hoedanigheid, en zal blijven gelden voor een persoon die geen lid van de raad van bestuur of functionaris meer is, maar dit op enig moment na het verlijden van deze akte van statutenwijzing was, en zal ook ten goede komen aan de erfgenamen, uitvoerders van de uiterste wilsbeschikking en beheerders van de nalatenschap van een dergelijk persoon.

5.

De vennootschap kan verzekeringen aangaan en aanhouden ten behoeve van iedere gevrijwaarde persoon ongeacht of de vennootschap bevoegd zou zijn hem krachtens de bepalingen van dit artikel voor deze aansprakelijkheid schadeloos te stellen of niet.

6.

Een wijziging of verwijdering van dit artikel zal niet enig bestaand recht op enige bescherming van enige persoon gerechtigd tot schadeloosstelling of vooruitbetaling van kosten uit hoofde van dit artikel negatief beïnvloeden.

Door wijziging of verwijdering van dit artikel kan wel wijziging worden gebracht in de bescherming van personen die na de wijziging of verwijdering van dit artikel worden (her-) benoemd tot lid van de raad van bestuur of functionaris.

Boekjaar, jaarrekening, jaarverslag

Artikel 18.

1.	Het boekjaar van de vennootschap loopt van de eerste maandag volgende op de laatste zondag van december van een jaar tot en met de laatste zondag van december van het daaropvolgende jaar.

2.	Binnen de door de wet voorgeschreven termijn wordt door de raad van bestuur de jaarrekening opgemaakt.

De jaarrekening wordt ondertekend door alle leden van de raad van bestuur.

Ontbreekt de ondertekening van een of meer hunner dan wordt daarvan onder opgaaf van reden melding gemaakt.

De raad van bestuur maakt binnen voornoemde termijn een jaarverslag op.

3.

Door de algemene vergadering zal opdracht worden verleend aan een deskundige of organisatie van deskundigen als bedoeld in artikel 2:393 lid 1 Burgerlijk Wetboek teneinde de door de raad van bestuur opgemaakte jaarrekening en het jaarverslag te onderzoeken en daarover verslag uit te brengen en een verklaring af te leggen.

4.	Gaat de algemene vergadering niet over tot het verlenen van zodanige opdracht, dan is de raad van bestuur daartoe bevoegd.

5.

De vennootschap zorgt dat de opgemaakte jaarrekening, het jaarverslag en de overige gegevens vereist op grond van artikel 2:392 lid 1 Burgerlijk Wetboek vanaf de dag van de oproeping tot de algemene vergadering waarin deze stukken aan de orde komen ter inzage liggen voor alle vergadergerechtigden.

De vennootschap stelt een afschrift van de in de vorige zin bedoelde stukken om niet ter beschikking van de vergadergerechtigden.

Indien deze stukken worden gewijzigd, geldt deze verplichting mede ten aanzien van de gewijzigde stukken.

6.	De jaarrekening wordt vastgesteld door de algemene vergadering.

7.

De jaarrekening kan niet worden vastgesteld, indien de algemene vergadering geen kennis heeft kunnen nemen van de verklaring van de deskundige, bedoeld in lid 3 van dit artikel, tenzij, tezamen met de overige te verstrekken informatie als genoemd in artikel 2:392 Burgerlijk Wetboek, een geldige reden wordt medegedeeld waarom die verklaring ontbreekt.

Nadat het voorstel tot vaststelling van de jaarrekening aan de orde is geweest, zal aan de algemene vergadering het voorstel worden gedaan om in verband met de jaarrekening decharge te verlenen aan de leden van de raad van bestuur voor hun bestuur in het afgelopen boekjaar.

8.	De vennootschap is verplicht de jaarrekening openbaar te maken door deponering bij het handelsregister.

Winstverdeling

Artikel 19.

1.

De vennootschap kan aan de aandeelhouders slechts uitkeringen doen voor zover het eigen vermogen van de vennootschap groter is dan het bedrag van het gestorte en opgevraagde deel van het kapitaal van de vennootschap vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.

2.	De winst, zoals blijkt uit de vastgestelde jaarrekening, staat ter vrije beschikking van de algemene vergadering

3.

De raad van bestuur kan besluiten tot uitkering van interim-dividend voor zover aan de vereisten vermeld in het eerste lid is voldaan blijkens uit een tussentijdse vermogensopstelling, opgesteld overeenkomstig het in de wet bepaalde.

4.	Op door de vennootschap verkregen aandelen in haar kapitaal en op aandelen waarvan de vennootschap certificaten houdt vindt geen uitkering ten behoeve van de vennootschap plaats.

5.	Bij de berekening van de winstverdeling tellen de aandelen die de vennootschap in haar kapitaal houdt niet mee.

6.	De algemene vergadering kan op voorstel van de raad van bestuur, besluiten tot uitkeringen aan houders van aandelen ten laste van het uitkeerbaar deel van het eigen vermogen.

7.	De vordering van een aandeelhouder tot uitkering vervalt door een tijdsverloop van vijf jaren te rekenen vanaf de dag van betaalbaarstelling.

Algemene vergaderingen

Artikel 20.

1.	Jaarlijks binnen zes maanden na afloop van het boekjaar wordt een algemene vergadering gehouden, waarin in ieder geval aan de orde wordt gesteld:

•	de behandeling van het jaarverslag;

•	de vaststelling van de jaarrekening;

•	eventueel andere voorstellen door de raad van bestuur aan de orde gesteld en aangekondigd conform dit artikel.

Indien de termijn als bedoeld in artikel 18 lid 2 van deze statuten met inachtneming van de wettelijke bepalingen wordt verlengd, worden de in de vorige zin bedoelde onderwerpen aan de orde gesteld in een algemene vergadering, te houden uiterlijk één maand na de termijn van de verlenging.

2.	De algemene vergaderingen worden gehouden te Amsterdam, Haarlemmermeer (Schiphol), of Schiedam.

3.

Algemene vergaderingen worden opgeroepen door de raad van bestuur op de wijze en met toepassing van op de vennootschap toepasselijke wetgeving en van toepassing zijnde regelgeving van effectenbeurzen en met inachtneming van de daarin voorgeschreven termijnen.

4.	Bij de oproeping worden vermeld:

a.	de te behandelen onderwerpen;

b.	de plaats en het tijdstip van de algemene vergadering;

c.	de procedure voor deelname aan de algemene vergadering en uitoefening van het stemrecht zowel in persoon als bij volmacht.

5.	Buitengewone algemene vergaderingen worden gehouden zo dikwijls de raad van bestuur zulks nodig acht.

6.

Een onderwerp waarvan de behandeling schriftelijk is verzocht door een of meer aandeelhouders die daartoe krachtens de wet gerechtigd zijn, wordt opgenomen in de oproeping of op dezelfde wijze aangekondigd indien de vennootschap het met redenen omklede verzoek of een voorstel voor een besluit niet later dan op de zestigste dag voor die van de vergadering heeft ontvangen.

Artikel 21.

1.

De algemene vergaderingen worden geleid door de voorzitter van de raad van bestuur, of bij diens afwezigheid door een door de raad van bestuur aangewezen bestuurslid; bij afwezigheid van de voorzitter van de raad van bestuur en geen ander lid van de raad van bestuur is aangewezen, wijst de algemene vergadering een voorzitter aan.

2.	Van het verhandelde in elke algemene vergadering worden notulen gehouden.

De notulen worden vastgesteld door de voorzitter en de secretaris van de vennootschap en ten blijke daarvan door hen getekend.

3.

Ieder lid van de raad van bestuur en de voorzitter van de algemene vergadering kan bepalen dat van het verhandelde op kosten van de vennootschap een notarieel proces-verbaal van vergadering wordt opgemaakt.

4.

De voorzitter beslist omtrent geschillen inzake het stemmen, de toegang tot de vergadering en de algemene gang van zaken tijdens een vergadering voor zover hierin niet is voorzien bij de wet of bij deze statuten.

Artikel 22.

1.

Iedere houder van aandelen, alsmede iedere andere stem- en/of vergadergerechtigde, is bevoegd, hetzij in persoon, hetzij bij schriftelijke gevolmachtigde, de algemene vergadering bij te wonen, daarin het woord te voeren en, voor zover het stemrecht aan hem toekomt, het stemrecht uit te oefenen.

2.

De raad van bestuur kan bepalen dat voor de toepassing van het bepaalde in lid 1 als stem- en/of vergadergerechtigden hebben te gelden, de personen (i) op een door de raad van bestuur bepaalde dag van registratie (‘registratiedatum’) personen zijn die met stem- en of vergaderrechten ten aanzien van een aandeel en (ii) als zodanig zijn ingeschreven in (een) door de raad van bestuur aangewezen register(s) (het ‘register’), mits (iii) de stem- en/of vergadergerechtigde voor de algemene vergadering schriftelijk aan de vennootschap kennis heeft gegeven dat hij voornemens is de algemene vergadering bij te wonen, ongeacht wie ten tijde van de algemene vergadering stem- en/of vergadergerechtigde is.

De kennisgeving vermeldt de naam en het aantal aandelen waarvoor de stem- en/of vergadergerechtigde gerechtigd is de algemene vergadering bij te wonen.

Het hiervoor bepaalde omtrent de kennisgeving aan de vennootschap geldt tevens voor de schriftelijke gevolmachtigde van een stem- en/of vergadergerechtigde.

3.

Indien de raad van bestuur geen gebruik maakt van zijn bevoegdheid als bedoeld in lid 2, dienen stem- en/of vergadergerechtigden hun intentie om hun rechten als bedoeld in lid 1 uit te oefenen tijdens de algemene vergadering, schriftelijke aan de raad van bestuur kenbaar te maken op een plaats en tijdstip als door de raad van bestuur vermeld in de oproeping voor de algemene vergadering.

4.

Voor zover van toepassing bevat de oproeping de registratiedatum, alsmede waar en hoe de registratie als bedoeld in lid 2 zal plaatsvinden, en, in geval stemmen elektronisch uitgebracht kunnen worden, de manier waarop de rechten van personen met stem- en/of vergaderrechten uitgeoefend kunnen worden.

5.

Een stem- en/of vergadergerechtigde die zich door een schriftelijke gevolmachtigde ter algemene vergadering wil doen vertegenwoordigen, is verplicht de volmacht voor de vergadering op het kantoor van de vennootschap in te leveren of een andere door de vennootschap bepaalde plaats binnen de periode as bepaald in de oproeping; of de vennootschap elektronisch te informeren over de volmacht.

De raad van bestuur kan besluiten de volmachten van de stemgerechtigden te hechten aan de presentielijst.

6.	Ieder stem- en/of vergadergerechtigde of zijn vertegenwoordiger dient de presentielijst tekenen.

7.	De leden van de raad van bestuur hebben toegang tot de algemene vergadering.

8.

De raad van bestuur kan bepalen dat elke aandeelhouder bevoegd is om, in persoon of bij schriftelijk gevolmachtigde, door middel van een elektronisch communicatiemiddel aan de algemene vergadering deel te nemen, daarin het woord te voeren en stem uit te brengen, mits de aandeelhouder via het elektronisch communicatiemiddel kan worden geïdentificeerd, rechtstreeks kan kennisnemen van de verhandelingen ter vergadering en kan deelnemen aan de beraadslaging.

De raad van bestuur kan bij besluit voorwaarden stellen aan het gebruik van elektronische communicatiemiddelen.

Indien de raad van bestuur van deze bevoegdheid gebruik heeft gemaakt, worden de voorwaarden met de oproeping bekend gemaakt.

9.

Indien een registratiedatum is vastgesteld zoals bepaald in lid 2, kan de raad van bestuur bepalen dat stemmen uitgebracht vóór de algemene vergadering door middel van een elektronisch communicatiemiddel gelijkgesteld zijn aan stemmen uitgebracht tijdens de vergadering.

Voor de geldigheid van deze stemmen dienen deze uitgebracht te worden door een stemgerechtigde op, en niet eerder dan, de registratiedatum.

Artikel 23.

1.	Elk aandeel geeft recht op het uitbrengen van één stem.

2.

Voor zover de wet of de statuten geen grotere meerderheid voorschrijven worden alle besluiten genomen met volstrekte meerderheid van de uitgebrachte stemmen, in een vergadering waarin ten minste één derde van het geplaatst kapitaal is vertegenwoordigd.

3.	De voorzitter van de vergadering bepaalt de methode van stemmen, daaronder begrepen mondelinge, schriftelijke en elektronische stemmen.

Indien het betreft een verkiezing van personen kan ook een stemgerechtigde verlangen dat de stemmen schriftelijk worden uitgebracht.

Schriftelijke stemming geschiedt bij gesloten, ongetekende stembriefjes.

4.	Bij staking van stemmen is het voorstel verworpen.

5.	Blanco stemmen en ongeldige stemmen gelden als niet uitgebracht.

Uittredingsrecht en Schadeloosstelling

Artikel 23a

23.a.1.

Indien de algemene vergadering besluit tot het aangaan van een grensoverschrijdende juridische fusie (‘Grensoverschrijdende Fusie’), heeft iedere aandeelhouder van de vennootschap die tegen het voorstel tot de Grensoverschrijdende Fusie heeft gestemd het recht om af te zien van het worden van aandeelhouder van de verkrijgende vennootschap in de Grensoverschrijdende Fusie (‘Uittredingsrecht’) en een verzoek te doen tot schadeloosstelling (‘Uittredingsverzoek’) conform het bepaalde in artikel 2:333h lid 1 Burgerlijk Wetboek (een dergelijke aandeelhouder ‘Uittredende Aandeelhouder’ genoemd) en in overeenstemming met het in het voorstel bepaalde met betrekking tot een dergelijke verzoek, binnen een maand na de datum van het besluit tot de Grensoverschrijdende Fusie.

Vanaf het moment dat de Grensoverschrijdende Fusie van kracht wordt, zal de Uittredende Aandeelhouder geen aandelen ontvangen in de verkrijgende vennootschap in de Grensoverschrijdende Fusie. In plaats daarvan zal een dergelijke Uittredende Aandeelhouder een schadeloosstelling in contanten ontvangen (‘Schadeloosstelling’) voor de aandelen in de vennootschap waarvoor hij rechtsgeldig zijn Uittredingsrecht heeft uitgeoefend (‘Exit Aandelen’) en dergelijke Exit Aandelen in de vennootschap zullen vervallen als gevolg van het van kracht worden van de Grensoverschrijdende Fusie.

23.a.2.	Overeenkomstig het bepaalde in artikel 2:333h Burgerlijk Wetboek zijn Uittredende Aandeelhouders gerechtigd tot het verkrijgen van Schadeloosstelling voor hun Exit Aandelen.

De Schadeloosstelling per Exit Aandeel is gelijk aan:

a.

de prijs per aandeel (exclusief rente) in een openbaar overnamebod op alle uitgegeven en uitstaande aandelen in het aandelenkapitaal van de vennootschap dat gestand gedaan is binnen een periode van twaalf maanden voorafgaand aan het van kracht worden van de Grensoverschrijdende Fusie; of

b.

indien er geen dergelijk bod gestand is gedaan in die periode, de gewogen gemiddelde aandelenprijs van de aandelen in het kapitaal van de vennootschap op Nasdaq in de periode die aanvangt op en met inbegrip van de tweeëntwintigste (22ste) handelsdag en eindigt op, maar niet met inbegrip van de tweede (2de) handelsdag voorafgaand aan het van kracht worden van de Grensoverschrijdende Fusie.

Statutenwijziging, juridische fusie, splitsing, ontbinding en vereffening

Artikel 24.

1.

Onverminderd het bepaalde in artikel 2:334ff lid 1 Burgerlijk Wetboek, kan de algemene vergadering op voorstel van de raad van bestuur besluiten tot wijziging van de statuten, tot juridische fusie, tot splitsing en tot ontbinding van de vennootschap.

Voor een besluit van de algemene vergadering tot juridische fusie of tot splitsing is een meerderheid van ten minste tweederden van de uitgebrachte stemmen in vereist indien in de vergadering minder dan de helft van het geplaatste kapitaal is vertegenwoordigd.

2.

Het volledige voorstel zal ten kantore van de vennootschap ter inzage van iedere vergadergerechtigde worden neergelegd vanaf de dag van de oproeping tot de afloop van de vergadering; kopieën van het voorstel worden kosteloos verstrekt aan de vergadergerechtigden.

Dit zal worden vermeld in de oproepingsadvertentie.

3.	Ingeval tot ontbinding van de vennootschap is besloten, geschiedt de vereffening door de raad van bestuur, tenzij de algemene vergadering andere vereffenaars benoemt.

4.	Tijdens de vereffening blijven de statuten voor zoveel mogelijk van kracht.

5.	Het saldo na vereffening wordt aan aandeelhouders in verhouding tot ieders recht uitgekeerd.

THE UNDERSIGNED:

Paul Pieter de Vries, civil-law notary in Amsterdam, declares that the attached document is an informal English translation of the Articles of Association of Wright Medical Group N.V., registered in Amsterdam, executed on 10 November 2020.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably differences may occur in translation, and if so the Dutch text shall be legally binding.

Signed in Amsterdam

On 10 November 2020

/s/ Paul Pieter de Vries

Informal Translation of the Articles of Association

of Wright Medical Group N.V., established at Amsterdam,

in force as of 10 November 2020.

Definitions

Article 1.

The following definitions shall apply in these articles of association:

a.	general meeting: the body consisting of the shareholders entitled to vote and other persons entitled to vote as well as the meeting of shareholders and other persons entitled to attend meetings;

b.	subsidiary: has the meaning as referred to in article 2:24a Dutch Civil Code;

c.	group: has the meaning as referred to in article 2:24b Dutch Civil Code;

d.	group company: a legal entity or company with which the company is affiliated in a group;

e.	dependent company: has the meaning as referred to in article 2:152 Dutch Civil Code;

f.	persons with voting rights: holders of shares with voting rights as well as holders of a right of usufruct on shares with the right to vote and holders of a right of pledge with a right to vote;

g.	persons with meeting rights: persons with voting rights as well as shareholders who do not have the right to vote;

h.

written/in writing: with respect to the provision of these articles of association the requirement of being in writing shall also be complied with if the notification, announcement, statement, acknowledgement, decision-making, power of attorney, vote or request, have been laid down electronically.

Name and seat

Article 2.

1.	The name of the company is: Wright Medical Group N.V.

2.	The company has its seat in Amsterdam.

3.	The company may have branch offices and branch establishments in other jurisdictions.

Objects

Article 3.

The objects of the company are:

•	to sell, purchase, trade and distribute medical products in general and implants and prostheses in particular, to introduce these products and to provide all kind of services as regarded;

•	to participate in, to finance, to collaborate with, to conduct the management of companies and other enterprises and provide advice and other services;

•	to acquire, use and/or assign industrial and intellectual property rights and real property;

•	to invest funds;

•

the borrowing, lending and raising funds, including the issuance of bonds, promissory notes or other securities or evidence of indebtedness as well as entering into agreements in connection with these activities;

•

to provide security for the obligations of legal persons or of other companies with which the company is affiliated in a group or for the obligations of third parties, including by means of issuing guarantees and pledging collateral;

•	to undertake all that which is connected to the foregoing or in furtherance thereof,

all in the broadest sense of the words.

Capital and shares

Article 4.

1.

The company’s authorized capital amounts to nine million six hundred thousand euros (EUR 9,600,000) and is divided into three hundred and twenty million (320,000,000) ordinary shares, each share with a par value of three euro cents (EUR 0.03).

2.	All shares shall be registered shares.

The shares shall be numbered in such a manner that they can be distinguished from each other at any time.

3.	The company cannot cooperate with the issue of depositary receipts issued for shares in its own capital.

The issue of shares

Article 5.

1.

Shares shall be issued pursuant to a resolution of the general meeting, or pursuant to such resolution of the board of directors if designated thereto by the general meeting for a period not exceeding five years.

At the designation, the number and class of shares that may be issued by the board of directors should be determined.

The designation may be prolonged each time for a period not exceeding five years. Unless it has been determined differently at the designation, it cannot be revoked.

The resolution to issue shares contains the price and further terms of issue.

2.

Within eight days after a resolution of the general meeting to issue shares or to designate the board of directors to issue shares, as referred to above, the board of directors shall deposit a complete text thereof at the Trade Register.

Within eight days after the end of each quarter of the year, the board of directors shall submit a statement of each issue of shares in that quarter of the year to the Trade Register, stating the number of the shares.

3.	Issue of shares shall never be below par, without prejudice to the provisions of article 2:80 paragraph 2 Dutch Civil Code.

4.

Ordinary shares shall be issued against payment of at least the nominal value. Upon subscription for shares the nominal amount must be paid up, and in case the subscription is higher than par, the difference of these amounts as well.

5.	Payment on shares must be made in cash to the extent that no other contribution has been agreed, subject to the provisions of article 2:80b Dutch Civil Code.

Payment in foreign currency may only be made with the permission of the company and also subject to the provisions of article 2:80a paragraph 3 Dutch Civil Code.

6.	The board of directors is authorized, without any prior approval of the general meeting, to perform legal acts within the meaning of article 2:94 paragraph 1 Dutch Civil Code.

Pre-emptive rights

Article 6.

1.

Without prejudice to the applicable legal provisions, upon the issue of shares, each holder of ordinary shares has a pre-emptive right in proportion to the aggregate amount of ordinary shares held by him.

2.	A shareholder shall have no pre-emptive right in respect of shares:

•	issued for a non-cash contribution;

•	issued to employees of the company or of a group company; and

•	that are issued to a party exercising a previously obtained right to acquire shares.

3.

The board of directors shall announce an issue with pre-emptive rights and the time frame within which the pre-emptive rights may be exercised in the Government Gazette (Staatscourant) and in a national daily distributed newspaper and in such other manner as may be required to comply with applicable stock exchange regulations, if any, unless the announcement to all holders of shares is made in writing and sent to the address stated by them.

4.

The pre-emptive right may be exercised at least two weeks after the day of the announcement in the Government Gazette or, if the announcement is made in writing, at least two weeks after the day of the mailing of the announcement.

5.

The pre-emptive right may be restricted or excluded by resolution of the general meeting or by the board of directors if designated thereto by the general meeting, for a period not exceeding five years, and also authorized to issue shares during that period.

Unless it has been determined otherwise at the designation, the right of the board of directors to restrict or to exclude the pre-emptive right cannot be revoked.

The designation may be renewed at any general meeting for a period not exceeding five years.

Unless the board of directors is designated to restrict or to exclude the pre-emptive right, a resolution to restrict or exclude the pre-emptive right will be passed on proposal of the board of directors.

In the proposal in respect thereof, the reasons for the proposal shall be explained in writing.

6.

A resolution of the general meeting to restrict or exclude the pre-emptive right or to designate the board of directors as referred to in paragraph 5 requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the meeting.

Within eight days after said resolution, the board of directors shall deposit a complete text thereof at the Trade Register.

7.

The provisions of the above paragraphs of the present article shall apply accordingly to the granting of a right to subscribe for shares, but shall not apply to the issue of shares to one who exercises a previously acquired subscription right.

Own shares, right of pledge on own shares

Article 7.

1.	The company cannot subscribe for shares in its own capital.

2.	Any acquisition by the company of shares in its own capital that are not fully paid-up shall be null and void.

3.	In accordance with the provisions of article 2:98 Dutch Civil Code, the company may acquire fully paid-up shares in its own capital if:

a.	the shareholders’ equity less the acquisition price is not less than the sum of the paid in and called up part of its capital and the reserves that it is required to maintain by law;

b.	the nominal value of the shares to be acquired in its capital, which the company itself holds or holds in pledge, or which are held by a subsidiary is not more than half of the issued capital; and

c.	the acquisition is authorized by the general meeting.

The authorization shall be valid for a maximum of eighteen months.

The general meeting shall determine in the authorization the number and class of shares that may be acquired, how they may be acquired and the price range.

The authorization is not required for the acquisition of shares on a stock market in order to transfer them to employees of the company or of a group company pursuant to a scheme applicable to such employees.

4.

For the purposes of subparagraph a of paragraph 3, the amount of the shareholders’ equity according to the last adopted balance sheet shall be reduced by the acquisition price of shares in the capital of the company, the amount of loans as described in article 2:98c paragraph 2 Dutch Civil Code and distributions to others from profits or reserves which may have become due by the company and its subsidiaries after the balance sheet date.

If more than six months have elapsed since the commencement of the fiscal year, and no annual accounts have been adopted, then an acquisition in accordance with paragraph 3 above shall not be permitted.

5.	The company may only take its own shares in pledge in accordance with the applicable statutory provisions.

6.	The company is not entitled to any distributions from shares in its own capital.

In the calculation of the distribution of profits, the shares referred to in the previous sentence are not counted unless there is a right of usufruct or right of pledge on such shares, and if the pledgee is entitled to the distributions on the shares for the benefit of a party other than the company.

7.	At the general meeting no vote may be cast for shares held by the company or a subsidiary.

Usufructuaries of shares that belong to the company or a subsidiary are, however, not excluded from exercising their right to vote if the right of usufruct was created before the share belonged to the company or a subsidiary.

The company or a subsidiary cannot cast a vote for a share on which it has a right of usufruct.

In determining the extent to which the shareholders vote, are present or represented, or the extent to which the share capital is provided or represented, the shares on which, by law, no vote may be cast shall not be taken into account.

8.	A subsidiary may not subscribe shares in the capital of the company for its own account or have such shares issued to it.

9.	The preceding paragraphs shall not apply to shares which the company acquires

•	for no consideration; or

•	by universal succession of title (verkrijging onder algemene titel).

10.	The term ‘shares’ as used in this article shall include depositary receipts issued for shares.

Article 8.

1.

The company may not provide collateral, guarantee the price, otherwise guarantee or bind itself jointly or severally with or for third parties, for the purpose of the subscription or acquisition by third parties of shares in its capital.

This prohibition shall also extend to any subsidiaries.

2.

The company and its subsidiaries may not provide loans for the purpose of the subscription or acquisition by third parties of shares in the capital of the company, unless the board of directors resolves to do so and the requirements described in article 2:98c Dutch Civil Code are met.

3.	Paragraphs 1 and 2 shall not apply if shares or depositary receipts of shares are subscribed or acquired by or for employees of the company or a group company.

Reduction of capital

Article 9.

1.

The general meeting may decide to reduce the issued capital upon proposal by the board of directors subject to the provisions of article 2:99 Dutch Civil Code, by cancellation of shares or by reducing the amount of the shares by amendment of these articles of association.

This resolution must designate the shares to which the resolution pertains and must provide for the implementation of the resolution.

A resolution to cancel shares may relate only to:

•	shares held by the company itself or with respect to shares of which it holds the depositary receipts;

•	all shares of a class with the consent of all shareholders of such class; or

•	all shares of a class with repayment.

Any reduction of the par value of shares without redemption and without a release from the obligation to pay up must be made in proportion to all shares.

This proportional requirement may be waived by agreement of all shareholders affected.

2.	A partial repayment or discharge must be effected in proportion to all shares involved. From this requirement may be deviated from with the consent of all shareholders concerned.

3.

For a resolution to reduce the capital, a majority of the votes cast at a meeting if at least half the issued capital is represented at the meeting, or at least two-thirds of the votes cast at the meeting if less than half of the issued capital is represented at the meeting, is required.

A resolution to reduce capital requires prior or simultaneous approval of the meeting of each group of holders of shares of the same class whose rights are prejudiced.

The convocation for a meeting at which a resolution referred to in this article will be passed shall state the purpose of the capital reduction and how it is to be implemented.

Register of shareholders

Article 10.

1.

The board of directors shall keep a register in which the names and addresses of all holders of shares are recorded, indicating the date on which they acquired the shares, the date of the acknowledgement or service as well as the amount paid-up on each share.

If also an electronic address is disclosed by a shareholder for the purpose of entry into the register, such disclosure is deemed to entail the consent to receive all notifications and announcements for a meeting via electronic means.

2.

The register shall also record the names and addresses of the usufructuaries and the pledgees of shares, showing the date on which they acquired the right on the shares, the date of the acknowledgement of the acquisition of the right of usufruct or the right of pledge or the date on which such acquisition has been served upon the company as well as whether they are entitled to exercise the voting rights attached to the shares and the rights conferred by law upon holders of depositary receipts issued with the cooperation of a company.

3.	All shareholders, usufructuaries and pledgees shall ensure that the company is informed of their addresses.

4.

If a shareholder, a usufructuary, or a pledgee also disclosed an electronic address to the company for the purpose of entering this electronic address, together with the other in paragraphs 1 to 3 inclusive of this article mentioned data, into the register, such disclosure is deemed to entail the consent to receive all notifications and announcements as well as convocations for a general meeting of shareholders via electronic means.

The provision of the previous sentence regarding the convocation for a general meeting of shareholders shall only apply to the extent the usufructuary or the pledgee are entitled to attend the meeting.

5.	The board of directors shall be authorized to keep the register outside the Netherlands.

The board of directors may authorize an agent to keep the register for the purposes as meant in this article.

The register shall be updated regularly.

The board of directors shall determine the form and contents of the register with due observance of the provisions of paragraphs 1 to 4 hereof.

6.

Upon request the board of directors shall provide shareholders and those who have a right of usufruct or pledge in respect of such shares free of charge with an extract from the register in respect of their rights to a share.

7.

The board of directors shall be authorized to provide the authorities with information and data contained in the register of shareholders or have the same inspected to the extent that this is requested to comply with applicable foreign legislation or rules of the stock exchange where the company’s shares are listed.

Transfer of shares, usufruct, pledge

Article 11.

1.

A transfer of a share or a right in rem (beperkt recht) thereto requires a deed of transfer and, except in the event the company itself is party to that legal act, acknowledgement in writing by the company of the transfer.

The acknowledgement shall be given in the deed, or by a dated statement embodying such acknowledgement on the deed or on a copy or extract thereof duly authenticated by a civil-law notary or by the transferor.

Service of the deed of transfer, copy or extract on the company shall be deemed to be equal to acknowledgement.

2.	The provisions of paragraph 1 shall apply mutatis mutandis to the creation or release of a right of usufruct and a right of pledge.

A pledge may also be established on a share without acknowledgement by or service on the company.

In such cases, article 3:239 Dutch Civil Code shall be equally applicable, whereby the notification by a shareholder as referred to in paragraph 3 of that article, shall be replaced by acknowledgement by or service on the company.

3.	The shareholder shall have the voting rights with respect to shares subject to a usufruct or pledged shares.

A usufructuary and pledgee shall not have shall have the same rights as those conferred by law upon the holders of depositary receipts for shares issued with the cooperation of a company.

Board of directors

Article 12.

1.

The company shall have a board of directors consisting of three or more members, comprising of one or more members having responsibility for the day-to-day management of the company (the ‘executive directors’) and two or more members not having such responsibility (the ‘non-executive directors’).

2.

The board of directors shall determine the number of the directors, provided that at all times the board of directors shall be composed of at least one executive director and two non-executive directors.

3.	The general meeting shall appoint members of the board of directors from a binding nomination to be drawn up by the board of directors in accordance with article 2:133 Dutch Civil Code.

The general meeting may cancel the binding nature of a nomination at a meeting by a majority of two-thirds of the votes cast, representing more than half of the issued share capital.

Should a nomination be deprived of its binding character in the manner provided for in this paragraph, a new meeting is called at which the resolution for appointment of a member of the board of directors shall require majority of two-thirds of the votes cast, representing more than half of the issued share capital.

4.	At a general meeting, votes in respect of the appointment of a member of the board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

5.	Members of the board of directors may be suspended or dismissed by the general meeting at any time.

A resolution of the general meeting to suspend or dismiss a member of the board of directors pursuant to a proposal by the board of directors shall be passed with an absolute majority of the votes cast.

A resolution of the general meeting to suspend or dismiss a member of the board of directors other than pursuant to a proposal by the board of directors shall require a two-third majority of the votes cast representing more than half of the company’s issued capital.

6.	With respect to the resolution of the general meeting referred to in the paragraph 3 and 5, the provision included in article 2:120 paragraph 3 Dutch Civil Code is not applicable.

7.	Members of the board of directors shall be appointed for a maximum period of four years.

Unless a member of the board of directors has resigned at an earlier date, his or her term of office shall lapse on the day the first annual meeting of shareholders to be held in the fourth year after the year of his or her appointment.

A member of the board of directors may be reappointed with due observance of the previous sentence.

8.	The company shall have a policy in respect of the compensation of the members of the board of directors (the ‘compensation policy’).

The compensation policy shall be adopted by the general meeting.

The compensation policy shall at least describe the items referred to in article 2:383c to e inclusive Dutch Civil Code, to the extent they concern the board of directors.

9.

With due observation of the compensation policy the board of directors may establish a compensation for the members of the board of directors in respect of the performance of their duties, provided that nothing herein contained shall preclude any member of the board of directors from serving the company or any subsidiary or related company thereof in any other capacity and receiving compensation therefor.

10.	The board of directors shall submit to the general meeting for its approval plans to award shares or the right to subscribe for shares to the executive directors.

The plans shall at least set out the number of shares and rights to subscribe for shares that may be awarded to the members of the board of directors and the criteria that shall apply to the award or any change thereto.

Failure to obtain the approval of the general meeting shall not affect the board of directors’ authority to represent the company.

Article 13.

1.	The board of directors shall, from its members, appoint a chairman, and shall have power to appoint from its members a chief executive officer.

The board of directors shall furthermore appoint a company secretary.

The company secretary shall assist the board of directors.

2.	The board of directors shall draw up board rules to deal with matters that concern the board internally.

The board rules may include an allocation of tasks among the members of the board of directors.

The board rules shall contain provisions concerning the manner in which meetings of the board of directors are called and held.

3.

The board of directors may vest authority to represent the company, jointly or severally, in any one or more members of the board of directors and/or officers of the company who would thereby be granted powers of representation with respect to such acts or categories of acts as the board may determine and shall notify to the Trade Register.

4.	The board of directors can only adopt valid resolutions when the majority of the members of the board of directors in office shall be present at the board meeting or be represented at such meeting.

5.	A member of the board of directors may only be represented by a co-member of the board authorised in writing.

The expression in writing shall include any message transmitted by current means of communication and received in writing.

6.	All resolutions shall be adopted by the favourable vote of the majority of the directors present or represented at the meeting.

Each director shall have one vote.

7.

A director may not participate in the deliberation and the decision-making process of the board of directors if it concerns a subject in which this director has a direct or indirect personal interest which conflicts with the interest of the company and its business enterprise. In such event, the other directors shall be authorised to adopt the resolution.

If all directors have a conflict of interest as mentioned above, the resolution shall be adopted by the non-executive directors.

8.

The board of directors shall be authorised to adopt resolutions without convening a meeting if all members of the board of directors shall have expressed their opinions in writing, unless one or more members of the board of directors shall object to a resolution being adopted in this way.

A resolution shall in this case be adopted if the majority of all members of the board of directors shall have expressed themselves in favour of the resolution concerned.

The provision of the second sentence of paragraph 6 shall apply mutatis mutandis.

9.

Without prejudice to the provisions above, decisions of the board of directors involving a major change in the company’s identity or character are subject to the approval of the general meeting, including:

a.	the transfer of the enterprise or practically the whole enterprise to third parties;

b.

to enter or to terminate longstanding joint ventures of the company or a subsidiary with another legal entity or company or as fully liable partner in a limited partnership or a general partnership if this joint venture or termination of such a joint venture is of a major significance to the company;

c.

to acquire or dispose of a participation in the capital of a company worth at least one-third of the amount of the company’s assets according to the balance sheet with explanatory notes thereto, or if the company prepares a consolidated balance sheet according to such consolidated balance sheet with explanatory notes according to the last adopted annual account of the company, by the company or a subsidiary.

10.	Failure to obtain the approval defined in paragraph 9 of this article shall not affect the authority of the board of directors or the members of the board of directors to represent the company.

Committees

Article 14.

1.	The board of directors shall appoint from its non-executive directors an audit committee, a nominating and corporate governance committee and a compensation committee.

2.	The board of directors shall have power to appoint any further committees, composed of members of the board of directors and officers of the company and of group companies.

3.	The board of directors shall determine the duties and powers of the committees referred to in the preceding paragraphs.

Article 15.

In the event that one or more members of the board of directors are absent or prevented from acting, the remaining members of the board of directors or the sole remaining member of the board of directors shall be entrusted with the management of the company.

In the event that all the members of the board of directors or the sole remaining member of the board of directors is absent or prevented from acting, a person to be appointed for that purpose by the general meeting, shall be temporarily entrusted with the management of the company.

Representation

Article 16.

The company shall be represented by the board of directors.

In addition, the authority to represent the company is vested in each executive director acting individually.

Indemnification of members of the board of directors and officers

Article 17.

1.

The company shall indemnify any person who is a member of the board of directors or an officer (each of them an ‘indemnified person’) and who was or is in his capacity as member of the board of directors or officer a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative or any action, suit or proceeding in order to obtain information (other than an action, suit or proceeding instituted by or on behalf of the company), against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and other financial losses, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company.

The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or the failure to put up a defense or its equivalent, shall not, in and of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the company. The indemnified person is obliged to inform the company as soon as practically possible about any claim or any circumstance that could lead to a claim.

2.	No indemnification pursuant to paragraph 1 of this article shall be made in respect of any claim, issue or matter:

•

as to which such person shall have been adjudged in a final and non-appealable judgment by a Dutch judge to be liable for gross negligence or willful misconduct in the performance of his duty to the company, unless and only to the extent that the judge before whom such action or proceeding was brought or any other Dutch judge having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to a compensation which the judge before whom such action or proceeding was brought or such other judge having appropriate jurisdiction shall deem proper; or

•	insofar as costs and losses have been insured under any insurance and the insurance company has reimbursed to him the costs and losses.

3.

Expenses (including attorneys’ fees) incurred by an indemnified person in defending a civil or criminal action, suit or proceeding shall be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of an indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company as authorized in this article.

4.

The indemnification provided for by this article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the general meeting or of the members of the board of directors or officers who are not an interested party in this matter or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a member of the board of directors or an officer, but was a member of the board of directors or an officer at any time after the execution of this deed of amendment and shall also inure to the benefit of the heirs, executors and administrators of the estate of such person.

5.

The company may purchase and maintain insurance on behalf of any indemnified person, whether or not the company would have the power to indemnify him against such liability under the provisions of this article.

6.

No amendment or repeal of this article shall adversely affect any right to protection of any person entitled to indemnification or advancement of expenses under this article prior to such amendment or repeal.

By the amendment or repeal of this article an amendment can be made in the protection of any persons that have been (re-)appointed as member of the board of directors or officer after the amendment or repeal of this article.

Fiscal year, annual accounts, annual report

Article 18.

1.	The company’s fiscal year runs from the first Monday after the last Sunday of December of a year and ends on the last Sunday of December of the following year.

2.	The board of directors shall be responsible for the annual accounts which need to be prepared within the period prescribed by law.

The annual accounts shall be signed by all members of the board of directors.

If the signature of one or more of them is lacking, this fact and the reason therefore shall be indicated.

The board of directors shall also, within the period mentioned above, prepare an annual report.

3.

The general meeting shall instruct a registered accountant or a firm of registered accountants, as defined in article 2:393 paragraph 1 Dutch Civil Code, to audit the annual accounts and the annual report by the board of directors, to report thereon, and to issue an auditor’s certificate with respect thereto.

4.	If the general meeting fails to issue such instructions, the board of directors shall be authorized to do so.

5.

The company shall ensure that, as of the day on which a general meeting at which they are to be considered, is called, the annual accounts, the annual report and the additional information to be provided pursuant to article 2:392 paragraph 1 Dutch Civil Code are available for examination by those entitled to attend meetings.

The company shall make copies of the documents referred to in the previous sentence available free of charge to those entitled to attend meetings.

If these documents are amended, this obligation shall also extend to the amended documents.

6.	The annual accounts shall be adopted by the general meeting.

7.

The annual accounts shall not be adopted if the general meeting is unable to take cognizance of the certificate as referred to in paragraph 3 of this article, unless, together with the remaining information as referred to in article 2:392 Dutch Civil Code, a legitimate ground is given why the certificate is lacking.

After the proposal to adopt the annual accounts has been dealt with, the proposal will be made to the general meeting to discharge the members of the board of directors in respect of their conduct of management during the relevant fiscal year insofar this appears from the annual accounts.

8.	The company shall be obliged to make its annual accounts publicly available at the Trade Register.

Allocations of profit

Article 19.

1.

The company may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that the company’s shareholders’ equity exceeds the sum of the paid-in capital and the reserves which it is required by law to maintain.

2.	The profit appearing from the annual accounts adopted by the general meeting shall be at the disposal of the general meeting.

3.

The board of directors may resolve to make interim distributions only to the extent that the requirements set forth in paragraph 1 above are satisfied, as appears from an interim statement of assets and liabilities, taking into account the legal regulations.

4.

There shall be no distribution of profits in favour of the company with respect to shares, or to shares of which it holds depositary receipts issued therefore, which the company has acquired in its own capital.

5.	For the computation of the profit distribution the shares held by the company in its own capital shall be disregarded.

6.	The board of directors may decide to make payments to the holders of shares and other persons from the distributable part of the shareholders’ equity, subject to the approval of the general meeting.

7.	Any claim a shareholder may have to a distribution shall lapse after five years, to be computed from the day on which such a distribution becomes payable.

General meetings

Article 20.

1.	The annual general meeting shall be held every year within six months of the end of the fiscal year, in which shall, in any event, be considered:

•	the consideration of the annual report;

•	the adoption of the annual accounts;

•	any other matters put forward by board of directors and announced pursuant to this article.

In the event the period preparing the annual accounts as set forth in article 18 paragraph 2 of these articles of association is extended in conformity with applicable law, the matters indicated in the previous sentence will be dealt with in a general meeting to be held no later than one month after the extension.

2.	General meetings will be held in Amsterdam, Haarlemmermeer (Schiphol) or in Schiedam.

3.

General meetings shall be convened by the board of directors in the manner and with reference to the applicable provisions of the legislation and applicable stock exchange regulations and with consideration of the applicable terms.

4.	The convocation states:

a.	the subjects to be discussed;

b.	the place and time of the general meeting;

c.	the procedure for participation in the general meeting and the exercise of voting rights in person or by proxy.

5.	Extraordinary general meetings shall be held as often as the board of directors deems this necessary.

6.

An item proposed by one or more shareholders having the right thereto according to applicable law, will be included in the convocation or announced in the same manner, provided the company receives such substantiated request or a proposal for a resolution in writing no later than the sixtieth day prior to the day of the meeting.

Article 21.

1.

The general meetings will be chaired by the chairman of the board of directors, or, in his absence, by a member of the board of directors appointed by the board of directors; if the chairman of the board of directors is absent and no other member of the board of directors has been appointed in his place, the general meeting shall appoint the chairman.

2.	Minutes shall be kept of the items dealt with at the general meeting.

The minutes shall be adopted by the chairman and the company secretary and shall be signed by them in witness thereof.

3.	The chairman of the meeting as well as any member of the board of directors may at all times commission the drawing up of a notarial record of the meeting at the company’s expense.

4.

The chairman shall decide on all disputes with regard to voting, admitting people and, in general the procedure at the meeting, insofar as this is not provided for by law or the articles of association.

Article 22.

1.

Each shareholder, as well as each other person with voting rights and/or meeting rights, is entitled, in person or through an attorney authorized in writing for the specific meeting, or by proxy, to attend the general meeting, to address the meeting and, in the event the shareholder is entitled to the voting rights, to exercise the voting rights.

2.

The board of directors may resolve that for the application of the provision in paragraph 1, persons with voting rights and/or meeting rights are considered to be those persons who (i) on a date determined by the board of directors (the ‘record date’) are persons with voting rights and/or meeting rights with respect to a share, and (ii) are registered in (a) register(s) determined by the board of directors (the ‘register’), provided that (iii) that person with voting rights and/or meeting rights gave notice to the company of his intention to attend the general meeting, irrespective of who at the time of the general meeting is a person with voting rights and/or meeting rights.

The notice must state the name and the number of shares for which the person is entitled to vote and/or to attend the general meeting.

The provisions regarding the notice apply mutatis mutandis to a holder of a proxy of a person with voting rights and/or meeting rights.

3.

In case the board of directors does not use the authority referred to in paragraph 2, persons with voting rights and/or meeting rights with respect to shares, must give written notice to the board of directors of their intention to exercise the rights referred to in paragraph 1 at the general meeting, at such places and at such date as the board of directors will give notice of in the notice for the general meeting.

4.

Insofar applicable, the convocation notice shall state the record date as well as where and how the registration as referred to in paragraph 2 is to take place, and, in so far as votes can be cast electronically, the way in which the rights of the person entitled to vote and to attend a meeting can be exercised.

5.

A person entitled to vote and/or attend meetings, who wants to be represented in the general meeting by an attorney authorized in writing or proxy, must hand in their power of attorney or duly executed proxy at the office of the company or at another place to be designated by the company within the period laid down on the convocation notice; or inform the company about the power of attorney by electronic means.

The board of Management may decide that the proxies from those entitled to vote are attached to the attendance list.

6.	The attendance list must be signed by each person with voting rights and/or meeting rights or his representative.

7.	The members of the board of directors shall have the right to attend the general meeting.

8.

The board of directors may decide that every shareholder is entitled to participate in, to address and to vote in the general meeting by way of an electronic means of communication, in person or by proxy, provided the shareholder may by the electronic means of communication be identified, directly take notice of the discussion in the meeting and participate in the deliberations.

The board of directors may adopt a resolution containing conditions for the use of electronic means of communication in writing.

If the board of directors has made such regulation, such conditions will be disclosed with the notice convening the meeting.

9.

In the event a record date issued as referred to in paragraph 2, the board of directors may stipulate that votes cast prior to the general meeting by electronic means are equated with votes cast during the meeting.

These votes, in order to be valid, must be cast by a holder of voting rights on the record date and may not be cast earlier than on the record date.

Article 23.

1.	Each share shall confer the right to cast one vote.

2.

Insofar as the law or these articles of association do not prescribe a larger majority, resolutions shall be passed by a simple majority of votes cast in a meeting where at least one third of the outstanding shares are represented.

3.	The chairman of the meeting determines the method of voting, which includes oral, written or electronic voting.

In the event of the election of persons, anyone entitled to vote may demand that voting shall take place by written ballot.

Voting by written ballot shall take place by means of sealed, unsigned ballot papers.

4.	In the event votes tie, the proposal shall be rejected.

5.	Blank votes and invalid votes shall be considered as not having been cast.

Withdrawal Right and Cash Compensation

Article 23a

23.a.1.

If the general meeting adopts a proposal to enter into a cross border legal merger (grensoverschrijdende fusie) (‘Cross-Border Merger’), any shareholder of the company that voted against such proposal has the right to elect not to become a shareholder of the acquiring company in the Cross-Border Merger (‘Withdrawal Right’) and file a request for compensation (‘Withdrawal Application’) in accordance with article 2:333h paragraph 1 Dutch Civil Code (such shareholder being a ‘Withdrawing Shareholder’) and in accordance with the terms set out for such requests in the proposal, within one month after the general meeting of the company in which the proposal to enter into the Cross-Border Merger has been adopted. Upon the Cross-Border Merger taking effect, the Withdrawing Shareholder will not receive shares in the acquiring company in the Cross-Border Merger. Instead, such Withdrawing Shareholder will receive compensation in cash (‘Cash Compensation’) for the shares of the company for which he duly exercised his Withdrawal Right (“Exit Shares”) and such Exit Shares in the company will cease to exist as a consequence of the Cross-Border Merger taking effect.

23.a.2.	Pursuant to article 2:333h Dutch Civil Code, Withdrawing Shareholders are entitled to receive Cash Compensation for their Exit Shares.

The Cash Compensation per Exit Share shall be equal to:

a.

the price paid per share (excluding interest) in a public tender offer for all issued and outstanding shares in the share capital of the company that was completed in the twelve-month period prior to the consummation of the Cross-Border Merger; or

b.

if no such offer was completed during that period, the weighted average share price of the shares in the capital of the company on Nasdaq in the period commencing on, and including, the twenty-second (22nd) trading day and ending on, but excluding, the second (2nd) trading day prior to the consummation of the Cross-Border Merger.

Amendments to the articles of association, legal merger, demerger, dissolution and liquidation

Article 24.

1.

Without prejudice to the provisions of article 2:334ff paragraph 1 Dutch Civil Code, on proposal of the board of directors, the general meeting may resolve to amend the company’s articles, to conclude a legal merger (juridische fusie) or a demerger (splitsing), or to dissolve the company.

A resolution of the general meeting to conclude a legal merger (juridische fusie) or a demerger (splitsing) requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the meeting.

2.

The full proposal of the amendment of the articles of association shall be available at the offices of the company from the day of the convocation to the general meeting until the close of same for inspection by those who are entitled to attend meetings; the copies of this proposal shall be made available free of charge to those who are entitled to attend meetings.

This shall be stated in the convocation advertisement.

3.	Upon dissolution, the liquidation of the company shall be effected by the board of directors, unless the general meeting has designated other liquidators.

4.	During the liquidation, the provisions of the articles of association shall remain in force in as much as possible.

5.	Any liquidation surplus shall be distributed to the shareholders and other parties entitled thereto in proportion to their respective rights.